May 19, 1998



Super 8 Motels, LTD
c/o The Famous Host Companies
2030 J Street
Sacramento, California  95814

Attn: Mr Philip Grotewohl


Dear Mr. Grotewohl:

Pursuant to your request, we have analyzed the proposed transaction whereby Tiburon Capital Corporation would acquire the following three hotels which are owned by Super 8 Motels, Ltd.

                                    Super 8 Motel
                                    111 Mitchell Avenue
                                    South San Francisco, California

                                    Super 8 Motel
                                    2025 West Orangeburg Avenue
                                    Modesto, California

                                    Super 8 Motel
                                    4317 Madison Avenue
                                    Sacramento, California


As we understand it, Tiburon Capital Corporation would acquire these properties on an all cash basis for a total consideration of $12,100,000. Based on our analysis of the above three hotel properties, we are of the opinion that the proposed transaction is fair and equitable from a financial standpoint to the limited partners of the Partnership.


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Mr. Philip Grotewohl                         2                     May 19, 1998
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If you  have  any  questions  on the  foregoing,  or if I can be of any  further assistance, please don't hesitate to contact me directly.

                                              Very truly yours,

                                              PKF Consulting

                                               /s/ THOMAS E. CALLAHAN
                                              ---------------------------------
                                              Thomas E. Callahan, CPA, CRE, MAI
                                              Executive Vice President


TEC/klk